UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Mattel, Inc.
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Supplement to the

Mattel, Inc. 2018 Proxy Statement and

Notice of Annual Meeting of Stockholders

to be held on May 17, 2018

This Supplement, dated April 24, 2018, supplements the Proxy Statement dated April 5, 2018, with respect to the 2018 Annual Meeting of Stockholders of Mattel, Inc. (“Mattel” or the “Company”) to be held on May 17, 2018 at 12:15 p.m. (Los Angeles time) at the Mattel Conference and Leadership Center, 1955 East Grand Avenue, El Segundo, California 90245 (including any adjournment or postponement thereof, the “2018 Annual Meeting”). This Supplement updates certain information, as described below, set forth in the Mattel 2018 Proxy Statement and Notice of Annual Meeting of Stockholders.

This Supplement contains important information about recent developments and should be read in conjunction with the Mattel 2018 Proxy Statement and Notice of Annual Meeting of Stockholders.

PROPOSAL 1 – ELECTION OF DIRECTORS

Chief Executive Officer Change and Withdrawal of Director Nominee

Margaret H. Georgiadis, our current Chief Executive Officer (“CEO”), notified the Board of Directors (the “Board”) of her intention to resign from her role as the Company’s CEO and as a director of the Board, effective on April 26, 2018 (the “Transition Date”). On April 17, 2018, Ynon Kreiz was appointed as the Chief Executive Officer (“CEO”) of the Company, effective as of the Transition Date. In addition, effective as of the Transition Date, (i) the size of the Board will be decreased from eleven to ten members and (ii) Mr. Kreiz will be appointed to serve as the sole member of the Equity Grant Allocation Committee. The Company has been advised that Ms. Georgiadis will not attend the 2018 Annual Meeting and will not exercise her authority as a proxy holder at the meeting.

Mr. Kreiz has been a director of Mattel since June 13, 2017. As previously announced, the Board appointed Mr. Kreiz as Chairman of the Board effective upon his election to the Board at the 2018 Annual Meeting, and following such election, Mr. Kreiz will serve as the Chairman and CEO of the Company.

In light of Ms. Georgiadis’ resignation as a director, the Board’s nomination of Ms. Georgiadis as a director at the 2018 Annual Meeting is withdrawn, and no nominee for election at the 2018 Annual Meeting will be named in place of Ms. Georgiadis.

The Proxy Statement noted that the Board has approved reducing the authorized number of directors to ten effective as of the 2018 Annual Meeting. In light of Ms. Georgiadis’ resignation as a director and given that the Board now is proposing the election of nine nominees, the Board has approved reducing the authorized number of directors from ten to nine effective as of the 2018 Annual Meeting.

The nine nominees for election to the Board at the 2018 Annual Meeting are R. Todd Bradley, Michael J. Dolan, Trevor A. Edwards, Ynon Kreiz, Soren T. Laursen, Ann Lewnes, Dominic Ng, Vasant M. Prabhu, and Rosa G. Rios.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NINE NOMINEES FOR ELECTION AS DIRECTORS.

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

Compensation Arrangements

In connection with her resignation, Ms. Georgiadis is not entitled to any separation payments or benefits. Ms. Georgiadis will serve as an Executive Advisor to the CEO of the Company until May 10, 2018 and will continue to receive her base salary during this period. All unvested equity held by Ms. Georgiadis will be forfeited.

Mr. Kreiz’ total direct compensation for 2018 consists of an annual base salary of $1,500,000, a target annual cash incentive opportunity under the Mattel Incentive Plan (“MIP”) of 150% of base salary, and a 2018 long-term incentive (“LTI”) grant value of $8,250,000. Mr. Kreiz’s 2018 MIP award will be prorated based on the number of days between April 26, 2018 and December 31, 2018 relative to the performance period. Mr. Kreiz is not eligible for any guaranteed payments under the MIP. The 2018 LTI grant value will

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be delivered 33.3% in each of the following forms: performance-based restricted stock units (“Performance Units”) under the Company’s 2018-2020 Long-Term Incentive Program, time-vesting restricted stock units (“RSUs”), and stock options. The Performance Units will be granted on April 30, 2018. Mr. Kreiz’ annual RSUs and stock options will be granted at the same time that annual grants of 2018 RSUs and stock options are made to senior executive officers of the Company, subject to Compensation Committee approval. The Compensation Committee believed it was important to establish a target annual pay mix heavily weighted toward LTIs, similar to our other named executive officers, to promote strong alignment with our stockholders’ interests.

To establish an immediate and meaningful link to Mattel’s long-term stock performance and further emphasize sustainable value creation as a primary objective of our transformation, the Compensation Committee also approved a new-hire grant of performance-based stock options, which will only vest after three years if the Company’s relative total shareholder return over this period is equal to or greater than the 65th percentile as compared to the S&P 500 Index over the same period, and he remains employed through the end of the period. The number of performance-based stock options will equal $5,000,000 divided by a Black-Scholes value determined using the average of the closing trading prices of the Company’s common stock over the 20 consecutive trading days immediately prior to the grant date of April 30, 2018. The new hire stock option grant will vest in full in the event of a termination of Mr. Kreiz’s employment by the Company without cause or due to his death or permanent disability. In the event of such termination of employment, the new-hire stock option also will remain exercisable for up to three years following such termination (or up to five years in the event of termination of employment due to death or permanent disability).

The offer letter also provides Mr. Kreiz with our standard executive benefits of a monthly automobile allowance of $2,000, a comprehensive annual physical exam and financial counseling services. We also agreed to reimburse Mr. Kreiz for up to $10,000 in actual legal fees incurred by him in connection with the negotiation of the offer letter.

Mr. Kreiz will be eligible to participate in the Mattel, Inc. Executive Severance Plan B, as modified by the terms of a participation letter agreement between him and the Company (the “Severance Plan”). Under the Severance Plan, in the event of a termination of Mr. Kreiz’s employment by the Company without cause, he will be entitled to: (i) severance (to be paid in equal bi-weekly installments) equal to two times the sum of his base salary and target bonus opportunity for the year in which the termination of employment occurs; (ii) an amount representing an annual incentive payout under the MIP based on actual performance, and prorated based on the number of months that he is employed during the performance period; (iii) payment of a monthly amount equivalent to the then current COBRA premium for up to one year; (iv) accelerated vesting of all unvested stock options and extended exercise periods of up to three years following the termination date; (v) accelerated pro-rata vesting of unvested time-vesting RSUs, based on the number of months that he is employed during the vesting period; and (vi) outplacement services for up to two years not to exceed $50,000. In the event of termination of Mr. Kreiz’s employment by the Company without cause or a resignation for good reason, in either case, on or within the two-year period following a change of control of the Company, he will be provided with: (i) a lump-sum severance payment equal to two times the sum of his annual base salary and target bonus opportunity for the year in which the termination of employment occurs; (ii) an amount representing an annual incentive payout under the MIP based on his target annual incentive opportunity for the year in which the termination of employment occurs, and prorated based on the number of months that he is employed during the performance period; (iii) accelerated vesting of all unvested stock options and

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extended exercise periods of up to three years following the termination date, and accelerated vesting of all unvested time-vesting RSUs; (iv) payment of a monthly amount equivalent to the then current COBRA premium for up to two years; and (v) outplacement services for up to two years not to exceed $50,000.

The payments and benefits under the Severance Plan are conditioned on Mr. Kreiz’s execution of a general release agreement with the Company and, in certain circumstances, compliance with post-employment covenants to (i) protect the Company’s confidential information; (ii) not accept employment with or provide services to a competitor or solicit the Company’s employees for one year after the termination date; and (iii) not disparage or otherwise impair the Company’s reputation, goodwill, or the commercial interests of the Company, any of the Company’s affiliated entities, its officers, directors, employees, stockholders, agents, or products.

CORPORATE GOVERNANCE STANDARDS AND PRACTICES – BOARD LEADERSHIP STRUCTURE AND PROPOSAL 5 – STOCKHOLDER PROPOSAL REGARDING INDEPENDENT BOARD CHAIRMAN

As discussed in the Proxy Statement, the Board routinely evaluates and determines the most appropriate Board leadership structure for Mattel and its stockholders in light of Mattel’s specific characteristics or circumstances at any given time. As previously announced, the Board had appointed Mr. Kreiz as Chairman of the Board effective upon his election to the Board at the 2018 Annual Meeting. Subsequently and in connection with Ms. Georgiadis’ resignation as CEO and Mr. Kreiz’s appointment as CEO, the Board determined that at the present time the Company and its stockholders would be best served by a leadership structure in which a single person serves as Chairman and CEO, counterbalanced by a strong, independent Board led by an Independent Lead Director. As a result, effective upon his election to the Board at the 2018 Annual Meeting, Mr. Kreiz will serve as the Chairman and CEO of the Company, and will be the only director who is not independent.

In evaluating Mattel’s go-forward Board leadership structure, the Board determined that this structure best enables Mattel to accelerate progress on our transformation. The Board believes that the combined Chairman and CEO role will permit tight coordination between management and the Board, direct and timely communication, and optimal prioritization of the Board agenda – all as we navigate a critical period for the Company. Further, Mr. Kreiz, who joined the Company’s Board in June 2017, brings substantial, relevant leadership experience to the Company and to the Chairman and CEO position, having previously served in the combined role at Maker Studios, Inc., Endemol Group, and Fox Kids Europe N.V. As noted in the Proxy Statement, since joining the Board, Mr. Kreiz has been an invaluable resource for our management team and Board in evaluating progress against our transformation efforts and cost savings initiative, and by contributing deep expertise in multimedia, entertainment, and content creation – core areas of our strategy going forward. Mr. Kreiz is committed to building on the Company’s existing strategy as we continue to aggressively implement our transformation plan.

Moreover, independent leadership still remains an important pillar of our Board leadership structure and, as such, we will continue to have an Independent Lead Director with robust, well-defined responsibilities, providing the same leadership, oversight, and benefits to the Company and Board that would be provided by an independent chairman. Michael J. Dolan currently serves as Independent Lead Director of Mattel with the responsibilities that are set forth below and on page 14 of the Proxy Statement under “Corporate Governance at Mattel – Corporate Governance Standards and Practices – Board Leadership Structure –

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Independent Lead Director Responsibilities.” The Independent Lead Director is elected annually by our independent directors when the Chairman is not independent, and has the following responsibilities:

The Independent Lead Director’s duties include the following significant responsibilities:
✓ Presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;
✓ Serves as liaison between the Chairman and the independent directors;
✓ Approves information sent to the Board;
✓ Approves meeting agendas for the Board;
✓ Approves schedules of meetings to assure that there is sufficient time for discussion of all agenda items;
✓ Has authority to call meetings of the independent directors; and
✓ If requested by major stockholders, ensures that he or she is available for consultation and direct communication.

Going forward, our Board will continue to evaluate its leadership structure in order to ensure it aligns with and supports the evolving needs and circumstances of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 5 – STOCKHOLDER PROPOSAL REGARDING INDEPENDENT BOARD CHAIRMAN.

GENERAL MEETING INFORMATION

Voting Matters

If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote. Proxies already returned by stockholders will remain valid and will be voted at the 2018 Annual Meeting unless revoked.

•	If you are a record holder and submit your proxy, the proxy holders identified on the proxy, other than Ms. Georgiadis, will vote your shares as indicated on the proxy, except that votes will not be cast for Ms. Georgiadis because she has resigned from the Board and is no longer standing for re-election.

•	If you have not yet submitted your proxy, please do so and disregard Ms. Georgiadis’ name as a nominee for election as director.

•	If you are a record holder and submit your proxy without instructions as to how it is to be voted, the proxy holders identified on the proxy, other than Ms. Georgiadis, will vote your shares in accordance with the Board’s recommendations on each proposal, except that votes will not be case for Ms. Georgiadis.

Information on how to submit your proxy or vote in person your shares is available in the Proxy Statement. If you are the record holder of your stock, you may revoke your proxy at any time before it is voted by:

•	Delivering to the Secretary of Mattel, at or before the taking of the vote at the 2018 Annual Meeting, a written notice of revocation bearing a later date than your proxy;

•	Signing a later-dated proxy relating to the same shares and delivering it to the Secretary of Mattel at or before the taking of the vote at the 2018 Annual Meeting;

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•	If you submit your proxy by telephone or via the Internet, calling the telephone voting number or visiting the Internet voting site again and changing your voting instructions, up to 8:59 p.m. (Los Angeles time) or 11:59 p.m. (Eastern time) on May 16, 2018 (the business day before the 2018 Annual Meeting) or for holders of Mattel common stock in the Mattel, Inc. Personal Investment Plan, up to 8:59 p.m. (Los Angeles time) or 11:59 p.m. (Eastern time) on May 14, 2018 (three business days before the 2018 Annual Meeting); or

•	Attending the 2018 Annual Meeting and voting in person, although attendance at the 2018 Annual Meeting will not, by itself, revoke a proxy.

If you are mailing a written notice of revocation or a later proxy, send it to: Secretary, TWR 15-1, Mattel, Inc., 333 Continental Boulevard, El Segundo, CA 90245-5012. You may also hand deliver a written notice of revocation or a later-dated proxy to the Secretary of Mattel at the 2018 Annual Meeting, at or before the taking of the vote.

If you hold your shares through a broker, you must follow directions received from the broker in order to change your voting instructions or to vote in person at the 2018 Annual Meeting. If you want to vote in person at the 2018 Annual Meeting, you need to present a valid proxy from your broker authorizing you to vote your shares at the 2018 Annual Meeting, as well as a valid personal photo identification (as described in the Proxy Statement).

This Supplement is first being released to stockholders on or about April 24, 2018 and should be read together with the Proxy Statement. The information contained in this Supplement to the Proxy Statement modifies or supersedes any inconsistent information contained in the Proxy Statement.

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